Exhibit 10.2

SUMMARY OF ANNUAL COMPENSATION OF L3HARRIS TECHNOLOGIES, INC. NON-EMPLOYEE DIRECTORS
(Effective as of January 1, 2024)

The following summarizes the annual compensation of directors of L3Harris Technologies, Inc. (“L3Harris”) who are not employees of L3Harris (“Non-Employee Directors”), effective as of January 1, 2024. Employee directors are not separately compensated for service as a director.

Annual Retainer

Cash Retainer

Non-Employee Directors receive annual cash retainers for service as follows:
•    Member of the Board – $150,000
•Lead Independent Director – $50,000
•Chair of Audit Committee – $30,000
•Chair of Compensation Committee - $25,000
•Chair of Committee other than Audit Committee or Compensation Committee – $20,000

Cash retainers are payable on a quarterly basis in arrears. If a Non-Employee Director does not serve for the entire quarter as a member of the Board of Directors of L3Harris (the “Board”), Lead Independent Director or as Chair of a committee, as applicable, the cash retainers payable for such calendar quarter shall be pro-rated based on the period of the Non-Employee Director’s Board service during the calendar quarter. The applicable cash retainers shall be paid in a lump sum within 60 days following the calendar quarter of the Board service. The amounts set forth above for the cash retainers may be changed from time to time by a resolution duly adopted by the Board. Any such duly adopted resolution shall be deemed to have amended this summary.

Equity Retainer

Non-Employee Directors receive an annual equity retainer in the form of Director Share Units granted under and subject to the provisions of the L3Harris Technologies, Inc. 2015 Equity Incentive Plan (Amended and Restated Effective as of August 28, 2020) or any successor plan (the “Equity Plan”). The Director Share Units are denominated in shares of common stock of L3Harris (each, a “Share”) and granted on the date of L3Harris’ annual meeting of shareholders (“Annual Meeting”) each year. The number of Director Share Units delivered to each Non-Employee Director will be determined by dividing $190,000 by the Fair Market Value (as defined under the Equity Plan) of a Share on the grant date, rounded down to the nearest whole Share. The Director Share Units will generally be subject to cliff vesting on the one-year anniversary of the grant date, subject to the Non-Employee Director’s continued service and the terms of the applicable award agreement.

If a Non-Employee Director commences service on the Board following the annual grant date of the Director Share Units, the Non-Employee Director will receive a prorated annual equity retainer, with such proration determined based on the period of the Non-Employee Director’s Board service during the year.

The amounts set forth above for the equity retainer may be changed from time to time by a resolution duly adopted by the Board. Any such duly adopted resolution shall be deemed to have amended this summary.

Directors’ Deferred Compensation Plan

Effective December 31, 2019, Non-Employee Directors may defer receipt of annual cash retainers and equity retainers for service on the Board under the L3Harris Technologies, Inc. 2019 Non-Employee Director Deferred Compensation Plan.

Stock Ownership Guidelines

Non-Employee Directors are expected to own, within five years after election or appointment to the Board, Shares or L3Harris stock equivalents having a minimum value equal to five (5) times the annual cash retainer for service as a member of the Board. For Non-Employee Directors designated by Harris Corporation or L3 Technologies, Inc. to serve on the L3Harris Board following the merger transaction between Harris Corporation and L3 Technologies, Inc., such Non-Employee Directors are expected to satisfy the above stock ownership guidelines within five (5) years of such merger.

Shares owned outright or jointly by the Non-Employee Director and deferred units (on an after-tax basis) credited with respect to the Non-Employee Director under any deferred compensation plan maintained by L3Harris will count toward the ownership guidelines.

Travel and Other Expenses

Reimbursement of actual costs and expenses incurred in the performance of service as a Non-Employee Director, including director education institutes and activities.

Insurance

Liability insurance and up to $200,000 in accidental death and dismemberment insurance and an additional $200,000 if involved in an accident while traveling on business relating to L3Harris’ affairs.

Charitable Gift Matching Program

Matching of a Non-Employee Director’s contributions to eligible educational institutions and charitable organizations up to an annual maximum of $10,000 per Non-Employee Director.

Indemnification Agreement

Each Non-Employee Director is entitled to the benefits of an indemnification agreement in the form approved by the L3Harris Board of Directors.